Exhibit 99.1

Press Release

HITTITE MICROWAVE CORPORATION REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER OF 2007

CHELMSFORD, MA - February 14, 2008 - Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the fourth quarter ended December 31, 2007 of $42.5 million, representing an increase of 20.0% compared with $35.4 million for the fourth quarter of 2006 and an increase of 6.4% compared with $39.9 million for the third quarter of 2007. Net income for the quarter was $13.4 million, or $0.43 per diluted share, an increase of 11.0% compared with $12.1 million, or $0.39 per diluted share, for the fourth quarter of 2006, and a decrease of 2.4% compared with $13.7 million, or $0.44 per diluted share, for the third quarter of 2007.

For the full year 2007, revenue was $156.4 million, a 20.0% increase over $130.3 million for 2006. Net income for the year was $51.2 million, or $1.64 per diluted share, an increase of 20.0% over $42.7 million, or $1.38 per diluted share, for 2006. The backlog at December 31, 2007 was $36.5 million compared with $34.6 million at December 31, 2006.

“Our fourth quarter was an excellent finish to the year, and our employees should be proud of the results they delivered in 2007,” said Stephen Daly, Chairman and CEO. “We strengthened our business during the year by increasing the breadth of our high quality product portfolio. For 2008, we will remain focused on growing our revenue by further penetrating our target markets and continuing to invest in research and new product development.”

For the fourth quarter of 2007, revenue from customers in the United States was $19.4 million, or 46% of the company’s total revenue, and revenue from customers outside the United States was $23.1 million, or 54% of total revenue. Gross margin was 70.8% for the fourth quarter as compared with 70.8% for the fourth quarter of 2006 and 71.0% for the third quarter of 2007. Operating income for the fourth quarter was $19.4 million, or 45.6% of revenue. Total cash and short term investments at the end of the fourth quarter 2007 was $164.7 million, an increase for the quarter of $3.3 million.

Business Outlook
The company currently expects revenue for the first quarter ending March 31, 2008 to be in the range of $42.0 million to $43.0 million and net income to be in the range of $12.9 million to $13.3 million, or $0.41 to $0.42 per diluted share.

Webcast and Taped Replay
The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investor Relations page of the Hittite Microwave web site at www.hittite.com and click on the webcast icon located under the Events Calendar. A telephonic replay of the call also will be available for one week after the live call by dialing (719) 457-0820, access code 7142369. Following the call, a webcast replay will also be available by visiting the Investor Relations page at www.hittite.com.

About Hittite Microwave Corporation
Hittite Microwave is an innovative designer and developer of high performance integrated circuits, or ICs, modules and subsystems for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, frequency dividers and detectors, frequency multipliers, high speed digital logic, mixers and converters, modulators and demodulators, oscillators, passives, phase shifters, power detectors, sensors, switches, synthesizers and variable gain amplifiers. Hittite’s products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995
Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of our new products; our ability to assess market requirements accurately; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; our ability to manage our growth and costs effectively; protection of our intellectual property; the growth and fiscal strength of our end markets; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2007, as filed with the Securities and Exchange Commission.

Contact: William W. Boecke, V.P. and Chief Financial Officer (978-250-3343)

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets
(In thousands)
	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$65,735	$83,798
Available-for-sale investments	99,007	38,757
Accounts receivable, net	22,253	18,603
Inventories	14,129	10,950
Deferred costs	242	407
Income taxes receivable	1,072	-
Prepaid expenses and other current assets	677	1,208
Deferred taxes	4,281	4,028
Total current assets	207,396	157,751
Property and equipment, net	18,824	14,478
Other assets	8,275	442
Total assets	$234,495	$172,671

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,647	$1,479
Accrued expenses	6,121	4,886
Income taxes payable	-	3,502
Deferred revenue and customer advances	6,098	5,751
Total current liabilities	14,866	15,618
Long-term income taxes payable	3,180	-
Deferred taxes	156	891
Total liabilities	18,202	16,509
Total stockholders' equity	216,293	156,162
Total liabilities and stockholders' equity	$234,495	$172,671

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations
(In thousands except per-share data)
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenue	$42,501	$35,418	$156,412	$130,290
Cost of revenue	12,428	10,333	45,363	35,398
Gross profit	30,073	25,085	111,049	94,892
	70.8%	70.8%	71.0%	72.8%
Operating expenses:
Research and development	4,773	3,592	18,546	15,179
Sales and marketing	3,992	3,047	13,313	11,183
General and administrative	1,937	1,525	7,316	6,501
Total operating expenses	10,702	8,164	39,175	32,863
Income from operations	19,371	16,921	71,874	62,029
	45.6%	47.8%	46.0%	47.6%

Interest and other income, net	1,355	1,082	5,548	3,259
Income before income taxes	20,726	18,003	77,422	65,288
Provision for income taxes	7,351	5,949	26,184	22,598
Net income	$13,375	$12,054	$51,238	$42,690

Earnings per share:
Basic	$0.44	$0.40	$1.67	$1.43
Diluted	$0.43	$0.39	$1.64	$1.38

Shares used in the calculation of earnings per share:
Basic	30,703	30,351	30,630	29,856
Diluted	31,352	31,093	31,263	30,882